Exhibit 99.1

Platinum Research Organization (PRO) Signs First Distribution Agreement

Agreement with R.T. Vanderbilt Company, Inc. for the lubricating grease market marks the commercial roll-out of TechroBond™

DALLAS, July 31, 2007 — Platinum Research Organization (PRO) (www.platinumresearch.com) has signed its first global distribution agreement for TechroBondTM, its revolutionary additive that enhances the performance of lubricants and coatings. The agreement calls for R.T. Vanderbilt Company, Inc. of Norwalk, CT (www.rtvanderbilt.com) to market TechroBond products worldwide as cost-effective, performance-enhancing anti-wear and extreme pressure (EP) additives for lubricating greases.

TechroBond was created by PRO, which develops patented high performance additives for lubricants and coatings.

“The use of TechroBond in industrial greases addresses an acute need in the marketplace, since costs of traditional anti-wear and EP additives have risen in recent years. TechroBond products are much more cost-effective and exceed the anti-wear and EP protection of the traditional grease additives,” said John T. (Cork) Jaeger Jr., president and CEO of PRO.

“This strategic relationship with R.T. Vanderbilt Company is very important to PRO, because it means we will be able to bring the benefits of TechroBond to the grease market much faster, and it allows us to begin generating revenues sooner. For other aspects of our business, such as manufacturing and regulatory registrations, we have acted independently, but the many advantages that will come of this relationship with Vanderbilt made this decision an easy one,” Jaeger said.

“The Vanderbilt agreement is just one example of a number of commercial initiatives we have been developing for a significant amount of time.  Vanderbilt’s focused and significant worldwide sales and distribution channels to the grease market mean we will not have to invest the funds and time to develop our own channels.  For these reasons, this agreement grants Vanderbilt exclusive worldwide distribution rights for TechroBond in the grease market,” he said.

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PRO Signs/add 1/July 31, 2007

“We have the flexibility to go to markets directly or via partnerships, with or without exclusivity, according to which approach best meets our needs.  These options demonstrate PRO’s financial and marketing leverage,” he said.

 “R.T. Vanderbilt Company spent considerable time and effort evaluating TechroBond and we are sure that it will significantly strengthen the competitiveness of our additive packages for lubricating greases,” said Steven Donnelly, global business manager of Vanderbilt’s Petroleum Department. “TechroBond gives us a better anti-wear product, which will help us achieve our department’s growth goals. As a result, we are very excited that we are able to add TechroBond to our lineup. Our two companies are already working together and we look forward to adding other new products as they are developed.”

With the signing of this agreement, Vanderbilt will include TechroBond products in its VANLUBE® product line of anti-wear and EP additives for greases.  A particular focus area for the new products will be to enhance the cost performance of greases containing EP additives such as molybdenum disulfide (moly) and Vanlube 972, a new ashless, biodegradable EP additive recently introduced by Vanderbilt.  EP additives are commonly used in lubricating greases because of their ability to protect metal surfaces from wear under high load, extreme pressure conditions.  By using TechroBond as an additive, grease manufacturers can reduce the cost of their products significantly and still offer the same or better anti-wear and EP performance.

Laboratory tests have shown that greases with TechroBond can reduce wear scars by more than 40 percent.

PRO designs, develops and commercializes patented, high performance additives for lubricants and coatings. The company’s proprietary additive, TechroBond, offers substantial economic, performance and environmental advantages over those now used. In engine oils, TechroBond will extend the life of catalytic converters, thereby reducing harmful emissions; it increases the anti-wear performance of lubricating greases while reducing their cost; and in coatings and paints, TechroBond may replace environmentally hazardous materials. PRO’s formulations and processes are protected by a series of U.S. patents, patent applications, continuation-in-part applications and trade secrets. The company is located in Dallas.

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PRO Signs/add 2/July 31, 2007

R.T. Vanderbilt Company, Inc., headquartered in Norwalk, Connecticut, is a manufacturer and distributor of chemicals and minerals serving a diverse set of markets throughout the world. Founded in 1916, the company recently celebrated its 90th anniversary.

Trademarks: TechroBond is a trademark of Platinum Research Organization, Inc. VANLUBE ® is a registered trademark of R. T. Vanderbilt Company, Inc.  All other trademarks are the property of their respective owners.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the future performance of the company, economic trends, and other forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of the company products, increased levels of competition for the company, new products and technological changes, the company dependence on third-party suppliers, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.  The company provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

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PRO Media Contact:

Barbara Hyman, Hopkins & Associates, barbara@hopkinspr.com, 214-828-0066

PRO Investor Relations Contact:

Charles Moskowitz, FOCUS Partners, cm@focuspartners.com, 617-633-2259

RTV Media Contact:

Karen Marie Smith, R.T. Vanderbilt Company, kmsmith@rtvanderbilt.com, 203-853-1400